Exhibit 10.20

ASSURANT, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

[20__] Performance-Based Award

THIS AGREEMENT, dated as of [                    ], between Assurant, Inc., a Delaware corporation (the “Company”), and [                    ] (the “Participant”).

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Grant, Vesting and Forfeiture of Restricted Stock Units. (a) Grant. Subject to the provisions of this Award Agreement (this “Agreement”) and the provisions of the Assurant, Inc. Long Term Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant, as of [                    ] (the “Grant Date”), [                    ] Restricted Stock Units (the “Restricted Stock Units”), each with respect to one share of common stock of the Company, par value $0.01 per Share (“Common Stock”). All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.

(b) Vesting. Subject to the terms and conditions of this Agreement, a number of Restricted Stock Units shall vest and shall no longer be subject to any restriction on the date that the Committee determines and certifies (the “Determination Date”) the Company’s achievement in respect of each Goal (as defined below) for the period beginning on January 1, 20[ ] and ending on December 31, 20[ ] (such period, the “Performance Period”), provided that the Participant is continuously employed by the Company until the third anniversary of the Grant Date. Vesting of the Restricted Stock Units shall be determined based upon the average of the Company’s ranked average percentile, for each calendar year included in the Performance Period, with respect to each of the following goals (the “Goals”) relative to an index of the Company’s peers established by the Company within 90 days following the commencement of the Performance Period (the “Ranked Average Percentile Index Performance”): growth in book value per diluted share excluding accumulated other comprehensive income, growth in revenue, and achievement of total shareholder return. Each Goal shall be weighted equally in determining the Company’s annual ranked average percentile index performance. The number of Restricted Stock Units that shall vest shall be determined as follows:

Company’s Ranked Average Percentile Index Performance	Percentage of Applicable Restricted Stock Units that Vest
Below 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile or Above	150%

Vesting for ranked average percentile index performance that falls between the 25th and 50th percentiles and between the 50th and 75th percentiles shall be determined by straight-line interpolation. On the Determination Date, the Committee shall determine the number of Restricted Stock Units, if any, that shall vest pursuant to each Goal. Such determinations shall be final, binding and conclusive on all persons for all purposes.

(c) Forfeiture; Termination of Employment. Upon the Participant’s Termination of Employment for any reason before the third anniversary of the Grant Date, all Restricted Stock Units shall be forfeited. Notwithstanding the foregoing, (i) in the event that the Participant experiences a Termination of Employment before the third anniversary of the Grant Date due to the Participant’s Retirement at any time following the end of the calendar year in which the Grant Date occurred, the Participant shall vest in that number of Restricted Stock Units determined in accordance with Section 1(b) and (ii) in the event of the Participant’s Termination of Employment before the third anniversary of the Grant Date by the Company without Cause, or Termination of Employment due to death or Disability, the Participant shall vest in a number of Restricted Stock Units equal to the product of (A) the number of Restricted Stock Units determined in accordance with Section 1(b) and (B) a fraction, the numerator of which is the number of full months from the Grant Date until the date of Termination of Employment (provided that, for this purpose, the month in which the Grant Date occurs shall be considered a full month) and the denominator of which is thirty-six months. Any Restricted Stock Units earned pursuant to the immediately preceding sentence shall be settled in accordance with Section 2. For purposes of this Agreement, employment with the Company shall include employment with the Company’s Affiliates and its successors. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Participant’s employment at any time.

2. Settlement of Units. Subject to Section 1(c) of this Agreement, as soon as practicable after the Determination Date, but in no event later than the end of the year in which the Determination Date occurs, the Company shall deliver to the Participant or his or her personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend for each vested Restricted Stock Unit.

3. Dividend Equivalents. The Participant shall have the right to receive Dividend Equivalents with respect to Shares underlying the Restricted Stock Units that vest pursuant to this Agreement. The Dividend Equivalents represent the right to receive an amount equal to the aggregate regular cash dividends that would have been paid to the Participant if the Participant had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the date on which the applicable Restricted Stock Units are settled, of a number of Shares equal to the applicable number of Restricted Stock Units that vest pursuant to this Agreement. The Dividend Equivalents shall be paid, in cash, on the date on which the applicable Restricted Stock Units are settled pursuant to this Agreement, or as soon as practicable thereafter, based on the amount of dividends that would have accrued on the Shares earned based on actual performance.

4. Nontransferability of the Restricted Stock Units. During the Performance Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units and the Shares covered by the Restricted Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any purported or attempted transfer of such Shares or such rights shall be null and void.

5. Rights as a Stockholder. During the Performance Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Participant shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights).

6. Adjustment; Change of Control. In the event of certain transactions during the Performance Period, the Restricted Stock Units shall be subject to adjustment as provided in Section 3.4 of the Plan or any applicable successor provision under the Plan. In the event of a Change of Control (i) prior to the first anniversary of the Grant Date, the Participant shall vest in that number of Restricted Stock Units determined pursuant to Section 1(b), assuming that the Company achieved Ranked Average Percentile Index Performance equal to the 50th percentile or (ii) after the first anniversary of the Grant Date (and before the third anniversary of the Grant Date), the Participant shall vest in that number of Restricted Stock Units determined pursuant to Section 1(b), assuming that the Company achieved Ranked Average Percentile Index Performance equal to the greater of (A) the 50th percentile and (B) the Company’s actual Ranked Average Percentile Index Performance, taking into account performance through the latest date preceding the date of the Change of Control as to which performance can, as a practical matter, be determined (but not later than the end of the Performance Period). Restricted Stock Units that vest pursuant to this Section 6 shall be settled within 5 calendar days following the Change of Control; provided, however, that any Restricted Stock Units that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall not be settled upon such Change of Control unless the Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code and will instead be settled at such time as specified in Section 2.

7. Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by a Participant in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8. Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local, foreign income, employment or other tax purposes with respect to any Restricted Stock Units, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 8, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of Shares upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.

9. Notices. Notices and other communications under this Agreement must be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

At the most recent address

on file at the Company.

If to the Company:

Assurant, Inc.

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

Attention: Secretary

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

10. Effect of Agreement. This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11. Laws Applicable to Construction; Consent to Jurisdiction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

12. Severability. If any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable, the other provisions of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Participant and the Company each acknowledges that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

14. Amendment. The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Participant without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15. Section 409A of the Code. It is the intention of the Company that the Restricted Stock Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Shares in respect of any Restricted Stock Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Participant’s termination of employment shall not be delivered until the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may, notwithstanding Section 14, make such an amendment, effective as of the Grant Date or any later date, without the consent of the Participant. Notwithstanding any provision of this Agreement or the Plan, in the event that any taxes or penalties are imposed on the Participant by reason of Section 409A of the Code, the Participant acknowledges and agrees that such taxes or penalties shall be the exclusive obligation of the Participant, and the Company shall have no liability therefor.

16. Recoupment Policy. The Company has established a Recoupment Policy with respect to excess incentive-based compensation provided to current and former “executive officers” (as defined in the Recoupment Policy) of the Company. All Restricted Stock Units granted under this Agreement and held by any such person are subject to the terms and conditions of the Recoupment Policy, and, as a condition of participation in the Plan, each such person is deemed to have agreed to the terms of the Recoupment Policy. The terms of the Recoupment Policy are incorporated into this Agreement by reference.

17. Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set the Participant’s hand.

ASSURANT, INC.

By:
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